GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR 2015

- Company Reports Fourth Quarter Sales of $3.7 Billion and Earnings Per Share of $1.07 -
- Record Earnings per Share and Cash Flows for 2015 -

Atlanta, Georgia, February 16, 2016 — Genuine Parts Company (NYSE: GPC) announced today fourth quarter and full year results as well as record earnings per share and cash flows for the year ended December 31, 2015.

Sales in the fourth quarter ended December 31, 2015 were $3.68 billion, and this compares to sales of $3.82 billion for the same period in 2014. Net income in the fourth quarter was $161.3 million compared to $165.6 million recorded for the same period in the previous year. Earnings per share on a diluted basis were $1.07, equal to the earnings per share for the fourth quarter in 2014. Currency negatively impacted revenue growth by approximately 3% and earnings per share by $0.03 in the fourth quarter.

Tom Gallagher, Chairman and Chief Executive Officer, commented, “As we entered the fourth quarter we had anticipated a challenging sales environment. That said, we are pleased with the positive underlying sales growth in our automotive business as well as the solid industry fundamentals supporting our growth initiatives. Our non-automotive businesses, however, and in particular the industrial and electrical distribution segments, were further challenged by the difficult macro-economic environment. Despite the mixed results, our ongoing focus on key sales and cost initiatives across our businesses drove overall margin expansion for the quarter.”

The Company’s 4% sales decline in the fourth quarter included an underlying sales decrease of 2% and a currency headwind of 3%, while acquisitions contributed 1% to sales. Sales for the automotive group were down 2%, consisting of core automotive growth of 2.5% and a slight benefit from acquisitions, less a currency headwind of approximately 5%. Sales for the industrial business were down 8%, representing an 8% underlying sales decrease and a 1% currency headwind, offset by a 1% positive contribution from acquisitions. At EIS, sales were approximately equal with the prior year period and include a 2.5% decrease in core sales and a 1.5% negative impact of copper pricing, offset by 4% growth from acquisitions. Sales for the office products business were down 2%, and this reflects the net impact of a 3.5% decline in underlying sales, a 0.5% currency headwind and a 2% benefit from acquisitions.

Sales for the year ended December 31, 2015 were $15.28 billion compared to $15.34 billion in 2014. Net income for the year was $705.7 million, a 1% decrease compared to $711.3 million in 2014. Earnings per share on a diluted basis were $4.63, a new record and up slightly compared to $4.61 in 2014. Currency negatively impacted revenue growth by approximately 3% and earnings per share by $0.14 for the full year.

Mr. Gallagher added, “When we adjust our 2015 results for the impact of currency translation, the Company produced increased sales and net income. In addition, the positive impact of our sales initiatives and cost control measures produced an expanded operating margin and, combined with our reduced investment in net working capital, generated record levels of cash from operations and free cash flows. These are meaningful accomplishments and our progress in 2015 supports the ongoing investment in growth opportunities such as acquisitions and the return of capital to shareholders via a strong dividend and share repurchases.”

Mr. Gallagher concluded, “We enter 2016 with a cautious outlook on the overall economy. However, we remain committed to growing sales and earnings, showing continued operating margin improvement, generating solid cash flows and maintaining a strong balance sheet. We have strategic plans in place to support additional improvement in each of these areas in the year ahead.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EST to discuss the results of the quarter, the year and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 888-312-9865, conference ID 273389. A replay will also be available on the Company’s website or at 877-870-5176, conference ID 273389, two hours after the completion of the call until 12:00 a.m. Eastern time on March 1, 2016.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2014 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
Net sales	$3,681,790	$3,822,454	$15,280,044	$15,341,647
Cost of goods sold	2,586,312	2,675,913	10,724,192	10,747,886

Gross profit	1,095,478	1,146,541	4,555,852	4,593,761
Operating expenses:
Selling, administrative & other expenses	797,959	841,546	3,290,496	3,327,709
Depreciation and amortization	35,911	39,691	141,675	148,313

	833,870	881,237	3,432,171	3,476,022
Income before income taxes	261,608	265,304	1,123,681	1,117,739
Income taxes	100,335	99,745	418,009	406,453

Net income	$161,273	$165,559	$705,672	$711,286

Basic net income per common share	$1.07	$1.08	$4.65	$4.64
Diluted net income per common share	$1.07	$1.07	$4.63	$4.61
Weighted average common shares outstanding	150,552	152,996	151,667	153,299
Dilutive effect of stock options and
non-vested restricted stock awards	803	1,088	829	1,076

Weighted average common shares outstanding –
assuming dilution	151,355	154,084	152,496	154,375

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2015	2014	2015	2014
	(in thousands)
Net sales:
Automotive	$1,949,365	$1,988,448	$8,015,098	$8,096,877
Industrial	1,106,583	1,198,032	4,646,689	4,771,080
Office Products	458,751	469,299	1,937,629	1,802,754
Electrical/Electronic Materials	177,186	177,433	750,770	739,119
Other (1)	(10,095)	(10,758)	(70,142)	(68,183)

Total net sales	$3,681,790	$3,822,454	$15,280,044	$15,341,647

Operating profit:
Automotive	$169,082	$150,335	$729,152	$700,386
Industrial	72,454	96,303	339,180	370,043
Office Products	33,435	35,280	140,866	133,727
Electrical/Electronic Materials	16,132	15,126	70,151	64,884

Total operating profit	291,103	297,044	1,279,349	1,269,040
Interest expense, net	(4,298)	(5,479)	(20,354)	(24,192)
Intangible amortization	(8,933)	(10,546)	(34,878)	(36,867)
Other, net	(16,264)	(15,715)	(100,436)	(90,242)

Income before income taxes	$261,608	$265,304	$1,123,681	$1,117,739

Capital expenditures	$47,550	$33,897	$109,544	$107,681

Depreciation and amortization	$35,911	$39,691	$141,675	$148,313

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31,	Dec. 31,
	2015	2014
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$211,631	$137,730
Trade accounts receivable, net	1,822,419	1,872,365
Merchandise inventories, net	2,999,966	3,043,848
Prepaid expenses and other current assets	521,300	538,582

TOTAL CURRENT ASSETS	5,555,316	5,592,525
Goodwill and other intangible assets, less accumulated amortization	1,361,795	1,386,590
Deferred tax assets	118,525	145,331
Other assets	460,918	451,690
Net property, plant and equipment	648,217	670,102

TOTAL ASSETS	$8,144,771	$8,246,238

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,821,526	$2,554,759
Current portion of debt	375,000	265,466
Dividends payable	92,595	88,039
Other current liabilities	651,533	675,851

TOTAL CURRENT LIABILITIES	3,940,654	3,584,115
Long-term debt	250,000	500,000
Pension and other post-retirement benefit liabilities	284,235	329,531
Deferred tax liabilities	50,684	72,479
Other long-term liabilities	459,956	447,749
Common stock	150,081	153,113
Retained earnings	3,927,104	3,868,346
Accumulated other comprehensive loss	(930,618)	(720,211)

TOTAL PARENT EQUITY	3,146,567	3,301,248
Noncontrolling interests in subsidiaries	12,675	11,116

TOTAL EQUITY	3,159,242	3,312,364

TOTAL LIABILITIES AND EQUITY	$8,144,771	$8,246,238

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31,
	2015	2014
	(in thousands)
OPERATING ACTIVITIES:
Net income	$705,672	$711,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,675	148,313
Share-based compensation	17,717	16,239
Excess tax benefits from share-based compensation	(7,024)	(17,766)
Changes in operating assets and liabilities	301,333	(67,927)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,159,373	790,145
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(109,544)	(107,681)
Acquisitions and other investing activities	(154,083)	(279,034)

NET CASH USED IN INVESTING ACTIVITIES	(263,627)	(386,715)
FINANCING ACTIVITIES:
Proceeds from debt	3,862,224	2,727,924
Payments on debt	(4,005,191)	(2,735,862)
Share-based awards exercised, net of taxes paid	(9,572)	(22,051)
Excess tax benefits from share-based compensation	7,024	17,766
Dividends paid	(368,284)	(347,271)
Purchase of stock	(292,275)	(95,946)

NET CASH USED IN FINANCING ACTIVITIES	(806,074)	(455,440)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(15,771)	(7,153)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	73,901	(59,163)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	137,730	196,893

CASH AND CASH EQUIVALENTS AT END OF YEAR	$211,631	$137,730